                                                EXHIBIT 21.1

Subsidiaries of Registrant

Name of Entity	State or Other Jurisdiction of Incorporation or Organization

Domestic
Deckers Consumer Direct Corporation	USA (Arizona)

International
Deckers Macau Limited	Macau